                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges
               --------------------------------------------------

                         (In millions except ratio data)



                                                             Years Ended December 31
                                ----------------------------------------------------------------------------------
                                    2001           2000          1999          1998          1997          1996
                                -----------    -----------    ----------    ----------    ----------    ----------
Income Before Taxes             $  10,402.6    $   9,824.1    $  8,619.5    $  8,133.1    $  6,462.3    $  5,540.8

Add:
 One-third of rents                    77.7           67.0          66.7          56.0          47.0          41.0
 Interest expense, net                369.7          361.9         236.4         150.6          98.2         103.2
 Preferred stock dividends            199.6          205.2         120.7          62.1          49.6          70.0
                                -----------    -----------    ----------    ----------    ----------    ----------
  Earnings                      $  11,049.6    $  10,458.2    $  9,043.3    $  8,401.8    $  6,657.1    $  5,755.0
                                ===========    ===========    ==========    ==========    ==========    ==========

One-third of rents              $      77.7    $      67.0    $     66.7    $     56.0    $     47.0    $     41.0
Interest expense                      464.7          484.4         316.9         205.6         129.5         138.6
Preferred stock dividends             199.6          205.2         120.7          62.1          49.6          70.0
                                -----------    -----------    ----------    ----------    ----------    ----------
  Fixed Charges                 $     742.0    $     756.6    $    504.3    $    323.7    $    226.1    $    249.6
                                ===========    ===========    ==========    ==========    ==========    ==========

Ratio of Earnings
 to Fixed Charges                        15             14            18            26            29            23
                                         ==             ==            ==            ==            ==            ==


For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.